Exhibit 99-6: Actuarial Opinion and Consent
August 30, 2002

ReliaStar Life Insurance Company 20 Washington Avenue South Minneapolis, MN 55401

Madam/Sir:

This opinion is furnished in connection with the registration by ReliaStar Life Insurance Company of a flexible premium variable life insurance policy (the "Contract") under the Securities Act of 1933, as amended. The Contract is described in the Prospectus constituting a part of the Registration Form S-6 Pre-Effective Amendment No. 1 to the Registration Form S-6, File No. 333-92000.

I have reviewed the form of the Contract and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:

The illustrations of Accumulation Values, Surrender Charges, Cash Surrender Values, and Death Benefits, shown in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 as Exhibit 99-(5)(k) based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract than other examples that could have been provided.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus constituting a part of the Registration Statement.

Sincerely,

/s/ Craig A. Krogstad
Craig A. Krogstad, FSA, MAAA
Assistant Vice President and Actuary